Exhibit 2.2

DATED ________________________ 2019

 日期：2019年

Liu Tao and Liang Qi

刘涛和梁旗

as Sellers

卖方

Pacific Green Technologies Inc.

太平洋绿色技术股份有限公司

as Buyer

买方

_____________________________

SHARE PURCHASE AGREEMENT

 股权购买协议
_____________________________

This agreement is dated _______________________ 2019

本协议日期为2019年_______________。

PARTIES

协议双方

(1)	Liu Tao (Mr Liu) and Liang Qi (Ms Liang) (together, Mr Liu and Ms Liang, the Sellers).

刘涛（刘先生）和梁旗（梁女士）（刘先生和梁女士一起作为卖方）。

(2)	Pacific Green Technologies Inc. incorporated and registered in Delaware and whose registered office is at 8 The Green, Suite #10212, Dover, Delaware 19901, USA (Buyer)。

太平洋绿色技术股份有限公司，一家在特拉华州注册并成立的公司，其注册地址为美国特拉华州多佛市The Green 8号10212室，邮编19901（8 The Green, Suite #10212, Dover, Delaware 19901, USA）（买方）。

AGREED TERMS

约定条款

1.	INTERPRETATION 解释

The definitions and rules of interpretation in this clause apply in this agreement.

本条款中的定义和解释规则适用于本协议。

Company: Shanghai Engin Digital Technology Co. Ltd, a company incorporated and registered in China with Uniform Social Credit Code 91310112051224370P whose registered office is at Room A2004, Building B, No. 555, Dongchuan Road, Minhang District, Shanghai, China, further details of which are set out in Schedule 1.

公司：上海鹰吉数字技术有限公司，一家在中国注册并成立的公司。其统一社会信用代码为91310112051224370P，住所地位于中国上海市闵行区东川路555号乙楼A2004室。详情见附表1。

Consideration Shares: new shares in the capital stock of the Buyer equal to 75,000 shares to Mr Liu and 50,000 shares to Ms Liang.

代价股份:买方股本中相等于75,000股股份予刘先生及50,000股股份予梁女士的新股份。

Deferred Payment: the deferred payment of RMB2,000,000 for the Sale Shares to be paid by the Buyer to the Sellers in accordance with Clause 3 and divided as to RMB1,200,00 to Mr Liu and RMB800,000 to Ms Liang.

递延付款:买方将根据本协议第3条向卖方支付出售股份的递延付款人民币2,000,000元，并分成人民币1,200,000元给刘先生及人民币800,000元给梁女士。

Performance Tests: the performance tests for the Reference Plant that are due to take place in April 2020 and May 2020 to confirm that the Reference Plant meets the criteria prescribed by the PRC governmental standard attached to the Shouhang Agreement. Should the Company in conjunction with Shouhang not be in a position to perform the tests then an independent and international third party shall be appointed to perform the tests to the same standard at the cost of Shouhang.

性能测试: 将于2020年4月和2020年5月进行的公司参照工厂的性能测试。如果公司和电厂业主首航无法执行测试，则应指定独立的第三方来按照相同的中国政府标准《太阳能热发电机组投产运行验收技术条件》执行测试，但费用由电厂业主首航承担。

PRC: The People’s Republic of China.

PRC:中华人民共和国。

Reference Plant: Dunhuang 100MW Molten Salt Tower Power Plant.

参照电厂：敦煌100兆瓦熔盐塔式光热发电厂。

RMB: The lawful currency of the PRC.

人民币:中国的法定货币。

Sale Shares: a 25% share of the registered capital of the Company, all of which is owned by the Sellers in the proportions disclosed to the Buyer.

出售股权：公司注册资本的25%，卖方按照比例向买方披露的所持股份。

Shouhang Agreement: the agreement for the sale and purchase of the remaining 75% of the shares in the Company by the Buyer with Beijing Shouhang IHW Resources Saving Technology Company Ltd.

首航协议:买方与北京首航艾启威节能技术股份有限公司关于买卖本公司剩余75%股权的协议。

1.	CONDITIONS条件

1.1	Closing is subject to and conditional upon the condition in Clause 1.3 being satisfied (or waived by the Buyer in its discretion) by 31 July 2020.

交割应以本协议第1.3条中的条件在2020年7月31日前得到满足（或买方酌情放弃）为条件。

1.2	If a Condition under Clause 1.3(a) or 1.3(b) is not fully satisfied, then unless each unfulfilled Condition is waived by the Buyer, this agreement shall terminate and cease to have effect.

如果条款1.3(a)或1.3(b)项下的条件未完全满足，则除非买方放弃每一项未满足的条件，否则本协议应终止并不再有效。

1.3	The following are the conditions (Conditions):

以下为具体条件（条件）:

(a)	The execution and full performance of the Shouhang Agreement and this Agreement in respect of the Consideration Shares.

全面履行及签署本代价股份协议和首航协议。

(b)	The satisfactory completion of the Performance Tests in respect of the Deferred Payment.满意地完成有关延期付款的性能测试。

2.	SALE AND PURCHASE买卖

2.1	On the terms of this agreement, the Sellers shall sell and the Buyer shall buy the Sale Shares with full title guarantee free from all encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

根据本协议的条款，卖方应出售，买方应购买具有完全所有权担保的出售股份，该出售股份不受任何产权负担的约束，并连同附加（或将来可能附加）于出售股份的所有权利，尤其包括收取在本协议日期或之后宣布，作出或支付的所有股利和分配的权利。

2.2	Each Seller covenants with the Buyer that (a) it has the right to sell the Sale Shares on the terms set out in this agreement, (b) it shall do all it can, at its own cost, to give the Buyer the full legal and beneficial title to the Sale Shares and (c) it sells the Sale Shares free from all Encumbrances.

各卖方向买方承诺:(a)其有权根据本协议规定的出售条款以出售股份；(b)应尽其所能，自费给予买方对出售股份的全部法律和实益所有权；(c)其出售的出售股份不附带任何产权负担。

2.3	The Consideration Shares shall be issued to the Sellers on the satisfactory execution of the Shouhang Agreement and this Agreement.

代价股份将于首航协议及本协议圆满执行后向卖方发行。

2.4	The Deferred Payment shall be paid by the Buyer to the Sellers in cash on satisfaction of Clause 1.3 (b). All payments to be made to the Sellers under the Deferred Payment clause of this agreement shall be made in RMB by electronic transfer of immediately available funds to each Seller and to such account as it may direct

延期付款应由买方在满足第1.3(b)款的要求后以现金支付给卖方。 根据本协议延期付款条款向卖方支付的所有款项均应以人民币支付，并通过电子方式将立即可用的资金转帐给每一卖方及其指定的账户。

2.5	Closing shall take place at such place or time as agreed in writing by the Sellers and the Buyer.

成交应在买卖双方书面约定的地点或时间进行。

2.6	At closing and in exchange for the Consideration Shares, each Seller shall transfer the Sale Shares in such form as is necessary for the Buyer to acquire legal ownership of the Sale Shares in accordance with the laws of the PRC.

在交割时，作为代价股份的交换，每一卖方应按照买方根据中国法律取得出售股份的合法所有权所必需的形式转让出售股份。

3.	GENERAL CLAUSE 一般条款

3.1	A notice given to a party under or in connection with this agreement shall be in writing and in English, shall be signed by the party giving it to the other party to such fax or email address as that party has given the other for the purposes of this agreement.

在本协议项下或与本协议有关的情况下，向一方发出的通知应以书面形式和英文写成，并应由另一方签署，传真或电子邮件地址与该方为本协议的目的而向另一方发出的地址相同。

3.2	This Agreement is made in both English version and Chinese version. Where there is discrepancy between the two languages, the English should prevail.

本协议以英文和中文书就。 如果英文和中文不一致的，以英文为准。

3.3	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Hong Kong.

本协议及任何因本协议或其标的物或形成而产生或与本协议或其标的物或形成有关的争议或索赔（包括非合同争议或索赔），应适用香港法律并按其解释。

3.4	Each party irrevocably agrees that the courts of Hong Kong shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

各方不可撤销地同意香港法院拥有非专属司法管辖权，以解决因本协议或其标的物或形成而产生或与之相关的任何争议或索赔（包括非合同争议或索赔）。

<SIGNATURE PAGE TO FOLLOW>

This agreement has been entered into on the date stated at the beginning of it.

本协议于文首日期订立。

Signed by Liu Tao 签字人 刘涛 Signed by Liang Qi. 签字人 梁旗

Signed by 签字人 for and on behalf of Pacific Green Technologies Inc. 为及代表太平洋绿色技术股份有限公司	.................... Director 董事